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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

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COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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(In thousands, except per share data)

                                                   Three Months Ended
                                                        March 31
                                                  -------------------
                                                      1996       1995
                                                  --------    -------
Primary:
  Average shares outstanding                       117,419     116,612
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options                      1,742         752
                                                  --------    --------
    Primary average shares                         119,161     117,364
                                                  ========    ========

Net income                                        $116,606    $100,022
                                                  --------    --------
Primary net income per share                         $0.98       $0.85

Fully diluted:
  Average shares outstanding                       117,419     116,612
  Common stock equivalents:
    Net effect of the assumed
      exercise of stock options                      1,873         806
                                                  --------    --------
    Fully diluted average shares                   119,292     117,418
                                                  ========    ========

Net income                                        $116,606    $100,022
                                                  ========    ========
Fully diluted net income
  per share                                          $0.98       $0.85

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